Exhibit 99.1
Molycorp Announces Proposed Offering of $200 Million of Convertible Senior Notes Due 2016
Greenwood Village, CO (June 7, 2011, 4:28 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP), the Western hemisphere’s only producer of rare earth oxides, today announced that, subject to market conditions, it intends to offer $200 million principal amount of its Convertible Senior Notes due 2016 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, Molycorp intends to grant the initial purchasers of the Notes an option to purchase an additional $30 million principal amount of the Notes.
The Notes will pay interest semi-annually and will be convertible into shares of Molycorp’s common stock, cash, or a combination thereof, at Molycorp’s election. The Notes will mature on June 15, 2016, unless earlier repurchased or converted. Molycorp will not have the right to redeem the Notes prior to maturity.
Molycorp expects to use the net proceeds from the proposed offering to fund its original Phase 1 production capacity plan as well as its Phase 2 expansion plan at its Mountain Pass, California processing facility. Any remaining net proceeds will be used for general corporate purposes.
The Notes and the shares of common stock issuable upon conversion of the Notes have not and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Molycorp
Colorado-based Molycorp, Inc. is the only REO producer in the Western Hemisphere and currently produces more than 3,000 metric tons of commercial rare earth materials per year. In addition to its flagship rare earth mine and processing facility at Mountain Pass, California, Molycorp also owns a controlling interest in the Estonia-based Molycorp Silmet AS, which has a production capacity of 3,000 metric tons of rare earth products and 700 metric tons of rare metal products annually and is one of the largest rare metal and rare earth metal producers in Europe. Additionally, Molycorp owns and operates Arizona-based Molycorp Metals and Alloys, one of the leading producers of high-purity rare earth alloys and metals outside of China. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, the Company expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year from Mountain Pass. The Company expects to achieve an annual production capacity at Mountain Pass by the end of 2013 of approximately 40,000 metric tons of REO equivalent per year after the completion of Phase 2. Molycorp intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets. The Company currently sells products to customers in Europe, North and South America, Asia, Russia, and other previous nations of the Soviet Union.
Contacts
Molycorp Inc.
Jim Sims, +1-303-843-8067
Director of Public Affairs,
Jim.Sims@Molycorp.com
Or
Investor Relations
ICR, LLC
Gary T. Dvorchak, CFA, +1-310-954-1123
Senior Vice President
Gary.Dvorchak@icrinc.com